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                                                               EXHIBIT (c)(4)

                                October 1, 1998


Quarterdeck Corporation
13160 Mindanao Way
Marina del Rey, California  90292


Ladies & Gentlemen:

     In connection with your consideration of a possible negotiated transaction (the "Transaction") between Symantec Corporation (the "COMPANY") and Quarterdeck Corporation ("Quarterdeck"), the Company and Quarterdeck expect to make available to one another certain information concerning our respective business, financial condition, operations, assets and liabilities. As a condition to such information being furnished to each party and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "REPRESENTATIVES"), each party agrees to treat any information concerning the other party (whether prepared by the disclosing party, its advisors or otherwise and irrespective of the form of communication) which is furnished hereunder or furnished prior hereto in connection with our discussions to a party or to its Representatives now or in the future by or on behalf of the disclosing party (herein collectively referred to as the "EVALUATION MATERIAL") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     1. Evaluation Material. The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by each party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto. The term "Evaluation Material" does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives, (b) was within the receiving party's possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto or prior hereto in connection with our discussions; provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information, (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information, (d) is not clearly identified as confidential or was not clearly understood by the parties to have been disclosed on a confidential basis, or (e) is independently developed by the receiving party without use of or reference to the Evaluation Material.

     2. Purpose of Disclosure of Evaluation Material. It is understood and agreed to by each party that any exchange of information under this letter agreement shall be solely for the purpose of

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evaluating a potential business transaction between the parties and not to affect, in any way, each party's relative competitive position to each party or to other entities. It is further agreed that the information to be disclosed to each other shall only be that information which is reasonably necessary to evaluate a proposed transaction and that information which is not reasonably necessary for such purposes shall not be disclosed or exchanged.

     3. Use and Disclosure of Evaluation Material. Each party hereby agrees that it and its Representatives shall use the other's Evaluation Material solely for the purpose of evaluating a possible transaction between the parties, and that the disclosing party's Evaluation Material will be kept confidential and each party and its Representatives will not copy or disclose any of the other's Evaluation Material in any manner whatsoever; provided, however, that the receiving party may make any use or disclosure of such information to which the disclosing party gives its prior written consent.

     4. Non-Disclosure of Transaction. In addition, each party agrees that, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a possible transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided that Quarterdeck may make such disclosure to Northwestern Mutual Life Insurance Company under appropriate confidentiality arrangements provided that a party may make such disclosure if, in the reasonable opinion of outside counsel for such party, such disclosure is required by law, regulation or exchange or Nasdaq National Market System requirements.

     5. Required Disclosure. In the event that a party or any of its Representatives is requested or required (by government authorities by oral questions, interrogations, requests for information or documents in legally required government filings, legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the other party's Evaluation Material, the party requested or required to make the disclosure shall provide the other party with prompt written notice of any such request or requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, the party requested or required to make the disclosure or any of its Representatives is nonetheless in the written opinion of counsel, legally compelled to disclose the other party's Evaluation Material to any government agency or tribunal or else stand liable for contempt or suffer other censure or penalty, the party requested or required to make the disclosure or its Representative may, without liability hereunder, disclose to such government agency or tribunal only that portion of the other party's Evaluation Material which such counsel advises is legally required to be disclosed; provided that the party requested or required to make the disclosure exercises its best efforts to preserve the confidentiality of the other party's Evaluation material, including, without limitation, by cooperating with the other party to obtain confidential treatment or an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other party's Evaluation Material by such government agency or tribunal.

     6. Termination of Discussion. If either party decides that it does not wish to proceed with a transaction with the other party, the party so deciding will promptly inform the other party by the way of a notice of termination of that decision. In that case, or at any time upon the request of the disclosing party for any reason, each receiving party will promptly deliver to the disclosing party all Evaluation Material (and all copies thereof) furnished to the receiving party or its Representatives


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by or on behalf of the disclosing party pursuant hereto. In the event of such a decision or request, all other Evaluation Material incorporated into materials prepared by the receiving party shall be destroyed and no copy thereof shall be retained, and in no event shall either party be obligated to disclose or provide the material prepared by it or its Representatives to the other party. Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

     7. No Representation of Accuracy. Each party understands and acknowledges that neither party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material made available to it. Each party agrees that neither party nor any of its Representatives shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of such other party's Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transaction contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     8. Definitive Agreements. Each party understands and agrees that no contract or agreement providing for any transaction of the type contemplated by this letter agreement involving the parties shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Both parties further acknowledge and agree that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to a transaction between the parties, and to terminate discussions and negotiations at any time.

     9. Waiver. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     10. Nonsolicitation of Employees. Beginning on the date of this letter and continuing until 3 months after the date of a notice of termination under
Section 6 above, neither party will, either for itself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee of the other to terminate his or her employment with the other party. The parties agree that general solicitation through newspaper advertising or job fairs shall not be deemed a violation of this provision.

     11. No-Shop Provision. Until the close of business on October 13, 1998, Quarterdeck will not, and will not permit its officers, directors, employees, agents or Representatives, or any other person acting on its behalf, to (a) solicit, encourage, negotiate with or accept any offer from any party concerning the possible disposition of all or any substantial portion of Quarterdeck's business, assets


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or capital stock by merger, sale or any other means or any other transaction that would involve a change in control of Quarterdeck, (b) hold or participate in discussions or negotiations with any party (other than the Company) with respect to any such transaction, or (c) enter into any agreement with any party (other than the Company) with respect to any such transaction. Quarterdeck also agrees that it will notify the Company immediately if Quarterdeck receives any inquiry after the date hereof from any third party with respect to any such transaction, or any possible acquisition of any of its capital stock or assets.

     12. No Trading in Securities. Both parties agree to take all reasonable precautions to prevent any trading in their respective securities by their respective officers, directors, employees and agents having knowledge of the proposed transaction between the parties until the proposed transaction has been sufficiently publicly disclosed. The parties understand and agree that until a press release is issued regarding a proposed transaction between the parties, neither party will disclose the fact that negotiations are taking place, except to professional advisors and to employees of the parties on a confidential, need-to-know basis and by Quarterdeck to Northwestern.

     13. Injunctive Relief. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either party or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that either party or any of its Representatives have breached this letter agreement, then the breaching party shall be liable and pay to the non-breaching party the reasonable legal fees incurred in connection with such litigation.

     14. Governing Law. This Agreement shall be governed by the internal laws of the State of California.


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     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between Quarterdeck and the Company.

                                       Very truly yours,

                                       Symantec Corporation



                                       By:
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Accepted and Agreed as of the
date first written above:

Quarterdeck Corporation




By:
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Name:
     --------------------------------

Title:
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                                October 13, 1998



Sossa Corporation
10201 Torre Avenue
Cupertino, California 95014

Ladies & Gentlemen:

          In reference to paragraph 11 of the letter agreement dated October 1, 1998, between Sossa Corporation and McGwire Corporation, this letter will confirm our agreement to extend the term of the "No Shop Provision" until the close of business on Friday, October 16, 1998. Please sign below to indicate your consent.

                                                  Very truly yours,

                                                  McGwire Corporation


                                                  /s/ King R. Lee
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                                                      King R. Lee
                                                      Interim CEO

Accepted and Agreed as of
the date first written above:

Sossa Corporation

By: /s/ Derek Witte
   ----------------
Name:
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Title: VP
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